Exhibit 10.48
FIRST AMENDMENT TO CHANGE OF CONTROL PLAN
     Pursuant to the instructions of the Board of Directors of The Houston Exploration Company as stated in the Minutes of their May 17, 2002 meeting, the Change of Control Plan is hereby amended as follows:
ATTACHMENT D
OUTPLACEMENT SERVICES
In the event of a Change of Control (as defined herein), any Eligible Employee who is subject to a Qualified Termination or who resigns voluntarily with Good Reason shall be eligible to receive Outplacement Services. The level and nature of Outplacement Services shall be consistent with the employee’s position within the Company and shall be approved by the Vice President Human Resources and Administration.

THE HOUSTON EXPLORATION COMPANY
By:	/s/ James F. Westmoreland
Name: James F. Westmoreland
Title: Vice President & Chief Accounting Officer